Contact:
Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600
Richard Moyer, Cameron Associates (212) 554-5466

ADVANCED PHOTONIX, INC.
REPORTS FIRST QUARTER FISCAL 2009 RESULTS
Record Quarterly Revenues of $7.8 million, up 47% sequentially;
EPS Improves to $.01 GAAP and $.04 Non-GAAP per diluted share

Ann Arbor, MI, August 11, 2008—Advanced Photonix, Inc.® (AMEX:API) (the “Company”) today reported its first quarter fiscal 2009 results ending June 27, 2008.

Financial Highlights for the First Quarter Ended June 27, 2008

•
Net sales for the quarter were $7.8 million, an increase of $2.5 million, or 47%, compared to revenues of $5.3 million for the prior quarter ended March 31, 2008. The increase was broad based across the company’s markets, lead by the telecommunication market. This reflects the beginning production ramp-up of the Company’s 40Gbps client side receivers driven by the carriers’ current capacity expansion of the long haul transport portion of their infrastructure.

•
Net sales of $7.8 million reflects an increase of $1.7 million, or 26%, compared to net sales of $6.1 million in the quarter ended June 29, 2007, primarily as a result of increased sales in the 40Gbps telecommunications and military markets, offset by lower demand in the medical market.

•
Gross profit margin for Q1 2009 was 48% of sales compared to 34% for the prior quarter ended March 31, 2008 and 40% for the quarter ended June 29, 2007. This improvement in gross profit margin was due primarily to increased military and telecommunication revenues, along with lower costs resulting from the Wisconsin facilities consolidation.

•
Operating income was $239,000, or 3% of sales, as compared to an operating loss of $1.9 million, or 36%, for the quarter ended March 31, 2008 and an operating loss of $1.1 million, or 18%, for the quarter ending June 29, 2007

•
Net income was $147,000, or $.01 per diluted share, for the quarter, as compared to a net loss of $3.1 million, or $.13 per diluted share, for the prior quarter ended March 31, 2008, and a net loss of $1.9 million, or $0.10 per diluted share, for the quarter ended June 29, 2007.

•
The Non-GAAP net income for the first quarter of fiscal 2009 was $869,000, or $0.04 per diluted share, as compared to a Non-GAAP net loss of $1.1 million, or $.05 per diluted share, for the quarter ended March 31, 2008 and net loss of $264,000, or $0.01 per diluted share, for the comparable quarter ended June 29, 2007.

•
On an EBITDA basis (which is defined as GAAP earnings before interest, taxes, depreciation, and amortization), the Company reported positive EBITDA of $1,035,000 for the first quarter of fiscal 2009 as compared to negative EBITDA of $1.0 million for the quarter ended March 31, 2008 and negative EBITDA of $339,000 for the comparable quarter ended June 29, 2007.

Contact:
Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600
Richard Moyer, Cameron Associates (212) 554-5466

Richard Kurtz, Chairman and Chief Executive Officer, commented, "We are pleased with the results of the first quarter which exceeded our planned revenue and earnings targets. Our high-speed optical receiver 40G products are starting to meet our growth projections, and we expect this to continue on an accelerated basis for the next several years. Our Optosolutions product platform provided strong revenue from the military and industrial markets that helped to offset the decline in our medical revenues. Our industry leading, fourth generation T-Ray™ 4000 has been enthusiastically received by the worldwide R&D laboratory market and one of our goals in fiscal 2009 is to focus intently on furthering industrial OEM deployment. We continue to be cautiously optimistic with our growth projections. We believe the growth in broadband applications and non-destructive testing markets will drive growth in our business now and in the foreseeable future. We are cautious due to the overall health of the economy and expect to continue to see fluctuations in customer spending in any given quarter due primarily to their new product introduction patterns. Even with this backdrop, we are increasing our previously announced revenue growth guidance from 25% to 30% for fiscal 2009.”

The Company will hold a conference call to discuss the results for the first quarter ended June 27, 2008 on Monday, August 11, 2008, at 5:00 PM EST. Participants can dial into the conference call at 888-713-4216 (617-213-4868 for international) using the pass code 43918096. The call will be webcast live by CCBN and can be accessed at Advanced Photonix’s web site at http://investor.advancedphotonix.com/ or at www.earnings.com. An audio replay of the call will be available shortly thereafter the same day and will remain on-line for two weeks. The replay number is 888-286-8010 (617-801-6888 for international) using pass code 15736689.

Forward-looking Statements:

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, risks associated with the move of our wafer fabrication facilities, technological obsolescence of existing product lines and technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company and a decline in the general demand for optoelectronic products.

Contact:
Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600
Richard Moyer, Cameron Associates (212) 554-5466

Condensed Consolidated Balance Sheets

	June 27, 2008	March 31, 2008
Assets
Current Assets
Cash and cash equivalents	$1,473,000	$82,000
Restricted cash	500,000	1,500,000
Accounts receivable, net of allowance	4,348,000	3,202,000
Inventories, net of allowances	4,401,000	4,131,000
Prepaid expenses and other current assets	303,000	195,000
Total current assets	11,025,000	9,110,000
Equipment & Leasehold Improvements, at cost	11,054,000	10,847,000
Accumulated depreciation	(6,359,000)	(6,090,000)
Net Equipment and Leasehold Improvements	4,695,000	4,757,000
Goodwill, net of accumulated amortization	4,579,000	4,579,000
Patents, net	568,000	538,000
Intangible assets, net	9,808,000	10,333,000
Other assets	388,000	386,000

Total assets	$31,063,000	$29,703,000

Liabilities and shareholders' equity
Current liabilities
Line of credit	$1,300,000	$1,300,000
Accounts payable and accrued expenses	2,799,000	2,066,000
Compensation and related withholdings	1,088,000	527,000
Current portion of long-term debt-related parties	1,851,000	900,000
Current portion of long-term debt-capital lease obligations	460,000	460,000
Current portion of long-term debt	468,000	62,000
Total current liabilities	7,966,000	5,315,000
Long term debt, less current portion	1,843,000	2,249,000
Long term debt, less current portion - capital lease obligations	1,342,000	1,457,000
Long term debt, less current portion-related parties	-	951,000
Total liabilities	11,151,000	9,972,000

Shareholders' equity
Class A common stock, $.001 par value, 50,000,000 shares authorized; June 27, 2008 - 24,007,978 shares issued and outstanding; March 31, 2008 - 23,977,678 shares issued and outstanding	24,000	24,000
Additional paid-in capital	52,184,000	52,150,000
Accumulated deficit	(32,296,000)	(32,443,000)
Total shareholders' equity	19,912,000	19,731,000

Total liabilities and shareholders' equity	$31,063,000	$29,703,000

Contact:
Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600
Richard Moyer, Cameron Associates (212) 554-5466

Consolidated Statement of Operations (unaudited)

	Three months ended
	June 27, 2008	June 29, 2007
Net Sales	$7,770,000	$6,145,000
Cost of Sales	4,014,000	3,675,000
Gross Margin	3,756,000	2,470,000

Other Operating Expenses
Research & Development	1,128,000	896,000
General & Administrative	1,083,000	1,171,000
Amortization	526,000	490,000
Wafer Fab Consolidation	160,000	343,000
Sales & Marketing	620,000	646,000
Total Other Operating Expenses	3,517,000	3,546,000

Net Operating Income (Loss)	239,000	(1,076,000)

Other (Income) & Expense
Other (Income)/Expense	-	(6,000)
Interest Income	(16,000)	(21,000)
Interest Expense-Related Parties	27,000	57,000
Interest Expense - Warrant discount	-	567,000
Interest Expense	81,000	233,000
Other (Income) & Expense	92,000	830,000

Net Income (Loss)	$147,000	$(1,906,000)
Net earnings per share	$0.01	$(0.10)
Diluted earnings per share	$0.01	$(0.10)

Weighted number of shares outstanding	24,010,000	19,258,000
Anti-diluted weighted number of shares	24,370,000	19,258,000

Non-GAAP Financial Measures

The Company provides Non-GAAP Net Income and EBITDA as supplemental financial information regarding the Company's operational performance. These Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP Net Income and EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similar measures used by other companies. Reconciliation of Non-GAAP Net Income and EBITDA to GAAP net income and loss are set forth in the financial schedule section below.

Contact:
Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600
Richard Moyer, Cameron Associates (212) 554-5466

Reconciliation of Non-GAAP Income (loss) to GAAP Income (loss)

	Three months ended
	June 27, 2008	June 29, 2007
Net Income (Loss)	$147,000	$(1,906,000)

Add Back:
Interest Expense - Convertible notes	-	157,000
Interest expense - Warrant (fair value)	-	567,000
Amortization - intangibles/patents	528,000	490,000
Stock Option Compensation Expense	34,000	85,000
Other Expense - Wafer Fabrication	160,000	343,000
Subtotal - Add backs	722,000	1,642,000
Non-GAAP Income (Loss)	$869,000	$(264,000)

Net earnings per share	$0.04	$(0.01)
Diluted earnings per share	$0.04	$(0.01)

Weighted Number of shares outstanding	24,010,000	19,258,000
Diluted shares outstanding	24,370,000	19,258,000

Reconciliation of EBITDA to GAAP income/(loss)

	Three months ended
	June 27, 2008	June 29, 2007
Net Income (Loss)	$147,000	$(1,906,000)

Add Back:
Net Interest expense (income)	92,000	270,000
Interest expense - Warrant (fair value)	-	567,000
Depreciation Expense	268,000	240,000
Amortization	528,000	490,000
Subtotal - Add backs	888,000	1,567,000
EBITDA	$1,035,000	$(339,000)

Advanced Photonix, Inc.® (AMEX – API) is a leading vertically integrated optoelectronic semiconductor manufacturer of optoelectronic solutions, high-speed optical receivers and terahertz instrumentation to a global OEM customer base. Products include patented silicon (Si), indium phosphide (InP) and gallium arsinide (GaAs) based APD, PIN, and FILTRODE® photodetectors; high-speed optical receivers; and the T-Ray™ 2000 and QA1000 THz product platforms. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.